                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by rule 14a-6(e)
    (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14(a)-11(c) or Section
    240.14a-12

                             PATTERSON ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
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[ ]  Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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

                             PATTERSON ENERGY, INC.
                                 P.O. BOX 1416
                              SNYDER, TEXAS 79550

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1999

To the Stockholders of Patterson Energy, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Patterson Energy, Inc., a Delaware corporation (the "Company"), will be held at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas, on July 1, 1999, at 10:00 A.M., local time, for the following purposes:

          1. To elect five (5) directors of the Company to serve until the next annual meeting of stockholders or until their respective successors shall be elected and qualified;

          2. To consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP, independent accountants, as independent auditors for the Company for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on May 19, 1999, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON, SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                                            By Order of the Board of Directors
                                            [James C. Brown]
                                            James C. Brown
                                            Secretary

Snyder, Texas
May 20, 1999

                             PATTERSON ENERGY, INC.
                                 P.O. BOX 1416
                              SNYDER, TEXAS 79550

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1999

     This Proxy Statement is furnished to stockholders of Patterson Energy, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas, on Thursday, July 1, 1999, at 10:00 A.M., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and the enclosed Proxy will first be sent to stockholders is May 20, 1999.

                       ACTIONS TO BE TAKEN AT THE MEETING

     Shares represented by a properly executed Proxy, unless the stockholder otherwise instructs in the Proxy, will be voted (i) for the election of the five individuals named below under the caption "Election of Directors" as directors of the Company; (ii) for the ratification of the selection of PricewaterhouseCoopers LLP, independent accountants, as independent auditors of the Company for the fiscal year ending December 31, 1999 ("Ratification of Auditors"); and (iii) at the discretion of the proxy holders, on any other matter or business that may be properly presented at the Meeting or any adjournment thereof. Where a stockholder properly executes a Proxy and gives instructions on how his shares are to be voted, the shares will be voted in accordance with those instructions.

     A Proxy may be revoked at any time by a stockholder before it is exercised by giving written notice to the Secretary of the Company or by signing and delivering a Proxy which is dated later, or if the stockholder attends the Meeting in person, by either notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting.

     The only matters that management intends to present at the Meeting are the two matters referenced in subparagraphs (i) and (ii) above. If any other matter or business is properly presented at the Meeting, the proxy holders will vote upon it in accordance with their best judgment.

                               VOTING SECURITIES

     The record date for the Meeting is May 19, 1999. Only stockholders of record at the close of business on May 19, 1999, will be entitled to vote at the Meeting. At the close of business on that date, there were issued and outstanding 32,473,292 shares of the Company's Common Stock, par value $0.01 per share, ("Common Stock"), entitled to one vote per share. In the Election of Directors, cumulative voting is not allowed. There are no outstanding shares of preferred stock. A majority of the outstanding Common Stock, present in person or by Proxy and entitled to vote, will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Meeting as to any proposal as to which authority to vote is withheld by the brokers.

     Under Delaware law and the Company's Restated Certificate of Incorporation, as amended, if a quorum is present at the Meeting, (a) to be elected a director, each nominee must receive a plurality of the votes of the shares of Common Stock present in person or by Proxy at the Meeting and entitled to vote on the matter, and (b) the affirmative vote of the majority of shares present in person or by Proxy at the Meeting and entitled to vote on the matter are required to approve
(i) the proposed Ratification of Auditors, and (ii) any other matter submitted to a vote of stockholders at the Meeting. In the Election of Directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting on the Ratification of Auditors will have the effect of voting against such matter.

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following table sets forth, as of April 22, 1999, information concerning the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each director and nominee as director of the Company, (iii) each of the executive officers named in the Summary Compensation Table set forth below under the caption "Executive Compensation," and (iv) all directors and executive officers as a group.

                                                                Amount and
                                                                 Nature of
                                                                Beneficial
                                                               Ownership of     Percent of
Name(1)                                                       Common Stock(2)     Class
-------                                                       ---------------   ----------
Cloyce A. Talbott...........................................     1,191,896(3)      3.8%
2500 Towle Park Road
Snyder, Texas 79549
A. Glenn Patterson..........................................       328,260(4)      1.0%
Kenneth E. Davis............................................        77,948(5)        *
Robert C. Gist..............................................        83,772(6)        *
Vincent A. Rossi, Jr. ......................................       482,158(7)      1.5%
Spencer D. Armour, III......................................        10,800(8)        *
James C. Brown..............................................       148,400(9)        *
All executive officers, directors and nominees as a group (7
  persons)..................................................     2,323,234(10)     7.1%

---------------

  *  Less than 1%

 (1) Each person named is an executive officer, and/or a director or a nominee for director of the Company.

 (2) Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but not deemed outstanding for computing the percentage ownership of any other person.

 (3) Includes 60,000 shares purchasable under exercisable employee stock options and 60,000 shares owned by an entity in which Mr. Talbott holds a direct interest and for which he shares voting and investment power.

 (4) Includes 142,440 shares purchasable under exercisable employee stock options and 77,500 shares owned by entities in which Mr. Patterson holds a direct interest and for which he shares voting and investment power.

 (5) Includes 14,974 shares owned by the wife of Mr. Davis and 8,000 shares purchasable under exercisable non-employee director stock options.

 (6) Includes 32,000 shares purchasable under exercisable non-employee director stock options.

 (7) Includes 212,188 shares owned by an entity in which Mr. Rossi holds an indirect interest and for which he shares voting and investment power, 245,970 shares owned by entities for which Mr. Rossi shares voting and investment power and 24,000 shares purchasable under exercisable non-employee director stock options.

 (8) Includes 10,800 shares purchasable under exercisable employee stock options.

 (9) Includes 59,400 shares purchasable under exercisable employee stock options.

 (10) Includes the 336,640 shares purchasable under exercisable employee and non-employee director stock options (see Notes 3 through 8 above).

                             ELECTION OF DIRECTORS
                           (PROPOSAL 1 ON PROXY CARD)

     The Company's Bylaws provide that the number of members of the Board of Directors shall be fixed either by amendment to the Bylaws or by resolution of the Board of Directors. Pursuant to Board resolution, the size of the Board is currently set at five. The Company's Board of Directors is not divided into classes; therefore, all five directors are to be elected at the Meeting. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

     Unless authority is withheld, it is intended that the shares represented by a properly executed Proxy will be voted for the election of all of the nominees (Cloyce A. Talbott, A. Glenn Patterson, Robert C. Gist, Vincent A. Rossi, Jr. and Spencer D. Armour, III) as directors. All of the nominees, other than Spencer D. Armour, III, constitute four of the five members of the Company's present Board of Directors. The fifth member, Kenneth E. Davis has chosen not to run for reelection. If these nominees are unable to serve for any reason, such Proxy will be voted for such persons as shall be designated by the Board of Directors to replace such nominees. The Board of Directors has no reason to expect that these nominees will be unable to serve.

     The following table sets forth certain information concerning the individuals nominated for election as directors of the Company:

NAME                                     AGE         POSITIONS WITH THE COMPANY
----                                     ---         --------------------------
Cloyce A. Talbott......................  63    Chairman of the Board; Chief Executive
                                               Officer; Director
A. Glenn Patterson.....................  52    President; Chief Operating Officer;
                                               Director
Robert C. Gist.........................  58    Director
Vincent A. Rossi, Jr. .................  41    Director
Spencer D. Armour, III.................  45    --

     The following is a brief description of each nominee's business experience during the past five years:

     Cloyce A. Talbott has served as a Director of the Company since its incorporation in 1978. Mr. Talbott is co-founder of the Company, served as Vice President from 1978 to 1983, and has served as Chairman of the Board and Chief Executive Officer since 1983. He also serves as Chairman of the Board and Chief Executive Officer of each of the Company's subsidiaries. Mr. Talbott received a Bachelor of Science degree in Petroleum Engineering in 1958 from Texas Tech University, Lubbock, Texas.

     A. Glenn Patterson has served as a Director of the Company since its incorporation in 1978. Mr. Patterson is a co-founder of the Company and has served as its President since 1978 and also as Chief Operating Officer since 1983. Mr. Patterson also serves as President of each of the Company's subsidiaries. Mr. Patterson is primarily responsible for the day-to-day management of the Company's contract drilling activities. Mr. Patterson received his Bachelor of Science degree in Business in 1970 from Angelo State University, San Angelo, Texas.

     Robert C. Gist has served as a Director of the Company since 1985. Mr. Gist has served as general legal counsel and advisor to the Company since 1987. Mr. Gist received a Bachelor of Science degree in Economics in 1962 and a law degree in 1965 from Southern Methodist University. He is currently self-employed as an attorney and has been for at least the past five years. He has over 20 years experience in the oil and gas industry.

     Vincent A. Rossi, Jr. has served as a director of the Company since July 30, 1996. Since 1995, Mr. Rossi has served as a Managing Director of Turnberry Capital Management L.P., an investment advisory firm. From March 1991 through 1994, he was a Managing Director of CS First Boston and co-founder of the First Boston Special Situations Fund where he was jointly responsible for capital commitment. From 1989 to March 1991, he was responsible for proprietary capital commitment in the Distressed Securities Group at CS First Boston. During the prior two years, he was a senior member of the Reorganizations Group at CS First Boston.

Mr. Rossi joined CS First Boston in 1987 from Odyssey Partners. He is a 1984 graduate of the Harvard Business School and received a B.S., summa cum laude, from the Wharton School, University of Pennsylvania in 1980.

     Spencer D. Armour, III is the founder of Lone Star Mud, Inc. and has served as its President since 1986. Lone Star Mud, Inc. is a wholly-owned subsidiary of Patterson Energy, Inc. since being acquired in January 1998. Mr. Armour received a Bachelor of Science degree in Economics from the University of Houston in 1977. He has 20 years experience in the oilfield service business.

OTHER EXECUTIVE OFFICER

     The following table sets forth certain information concerning the only executive officer of the Company who is not also a director:

NAME                                    AGE         POSITIONS WITH THE COMPANY
----                                    ---         --------------------------
James C. Brown........................  47    Vice President -- Finance; Chief
                                              Financial Officer; Secretary and
                                                Treasurer

     Mr. Brown has served as Secretary and Treasurer of the Company since June 1993 and as Vice President -- Finance and Chief Financial Officer since August 1993. Mr. Brown served as Vice President from 1982 until June 1990, as a Director of the Company from February 1985 until June 1990, and as Controller from December 1983 until June 1990. Mr. Brown also serves as Vice President-Finance, Treasurer and Secretary of each of the Company's subsidiaries. Mr. Brown is responsible for managing all office personnel of the Company involved with general financial and tax accounting activities. Mr. Brown received a Bachelor of Science degree in Accounting in 1973 from Tarleton State University, Stephenville, Texas. He is a certified public accountant in the State of Texas and a member of the American Institute of Certified Public Accountants.

     The officers of the Company hold office until their successors are appointed by the Board of Directors. All officers of the Company are employed on a full-time basis. There are no arrangements or understandings between any of the directors or officers and any other person pursuant to which he or she was or is to be selected as a director, nominee or officer. There is no family relationship between any director and executive officer of the Company other than between Messrs. Talbott and Patterson, who are brothers-in-law.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held three formal meetings during the year ended December 31, 1998. All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served in 1998. In addition to those meetings, certain business was conducted by unanimous written consent of the Board of Directors. The Company's officers have made a practice of keeping directors informed of corporate activities by personal meetings and telephone discussions and (as indicated above) directors ratify or authorize certain Company actions through unanimous written consent actions.

     The Company has an Audit Committee and a Compensation Committee of the Board of Directors. Kenneth E. Davis, Robert C. Gist and Vincent A. Rossi, Jr. served as members of each of these Committees in 1998. The Audit Committee's function is to review and approve the services of the outside public accounting firm. The Compensation Committee's function is to review and approve proposals by management as to compensation for officers and other employees of the Company and to administer the Company's Stock Incentive Plan. The Audit Committee held one formal meeting during 1998 and the Compensation Committee held two formal meetings during 1998.

     At present, the Company has no nominating, executive or similar committees.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued during each of the years in the three-year period ended December 31, 1998, to the Company's Chief Executive Officer and to each of the other executive officers, each of whose total compensation exceeded $100,000 for the last fiscal year for services in his capacity.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                              --------------------------------------------
                                                            OTHER ANNUAL        STOCK         ALL OTHER
NAME AND PRINCIPAL POSITIONS  YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS(#)    COMPENSATION(2)
----------------------------  ----   --------   --------   ---------------   -----------   ---------------
Cloyce A. Talbott,.......     1998   $290,900   $     --        $ --           100,000         $   --
Chairman of the Board;        1997    207,271    218,007          --                --          3,615
Chief Executive Officer       1996    150,900        507          --                --          4,605
A. Glenn Patterson,......     1998   $290,900   $     --        $ --            25,000         $   --
President; Chief              1997    207,271    218,007          --           150,000          3,615
Operating Officer             1996    150,900        507          --                --          4,693
James C. Brown,..........     1998   $175,900   $     --        $ --            20,000         $   --
Vice President --             1997    142,140    131,757          --            50,000          3,614
Finance; Chief Financial      1996    110,834        507          --                --          2,780
Officer; Secretary and
Treasurer

---------------

(1) The Company furnishes certain and other personal benefits to its executive officers and certain of its other employees. These benefits include one or more of the following: The use of an automobile owned or leased by the Company; payment of annual country club dues and monthly charges, including personal meals; personal landscape and secretarial services through Company employees at the Company's expense. The value of these and other personal benefits provided to an executive officer named in the table are reported for a year only if the aggregate value of such benefits exceeds the lesser of $50,000 or 10% of such executive officer's total salary and bonus disclosed in the table for the year reported.

(2) Represents Company contributions to the Patterson Energy, Inc. 1993 Stock Incentive Plan (the "Plan") for the account of the executive officers named in the table. The Plan became effective January 1, 1992. All employees of the Company who work 1,000 hours or more during the year, are at least 21 years of age, were employed on the last day of the year and have at least one year of service with the Company or its subsidiaries are eligible to participate in the Plan. The Company has no obligation to make contributions under the Plan; Company contributions are discretionary. Company contributions vest over a five-year period, based on credited years of service with the Company, and may be made either by (i) matching all or a portion of the respective participants' contributions to the Plan, or (ii) a profit sharing contribution to the accounts of participants which, are in turn allocated to the accounts of active participants in the same proportion that each active participant's compensation bears to the total compensation of all active participants for the plan year. Each of the executive officers named in the table is fully vested in the Plan.

OPTION GRANTS IN 1998

     The following table sets forth information concerning options granted during the year ended December 31, 1998, to each of the Company's executive officers named in the Summary Compensation Table above.

              OPTIONS GRANTED DURING YEAR ENDED DECEMBER 31, 1998

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                % OF TOTAL                                    PRICE APPRECIATION
                         NUMBER OF SHARES    OPTIONS GRANTED                                   FOR OPTION TERM
                        UNDERLYING OPTIONS   TO EMPLOYEES IN      EXERCISE     EXPIRATION   ----------------------
NAME                      GRANTED(#)(1)      FISCAL YEAR 1998   PRICE ($/SH)      DATE        5%($)       10%($)
----                    ------------------   ----------------   ------------   ----------   ---------   ----------
Cloyce A. Talbott.....       100,000               19.9%           $9.875      2/26/2008     $49,375     $ 98,750
A. Glenn Patterson....        25,000                5.0%            9.875      2/26/2008      12,344       24,688
James C. Brown........        20,000                4.0%            9.875      2/26/2008       9,875       19,750
                             -------               ----                                      -------     --------
          Totals......       145,000               28.9%                                     $71,594     $143,188
                             =======               ====                                      =======     ========

---------------

(1) Options were granted under the Patterson Energy, Inc. 1993 Stock Incentive Plan, as amended.

AGGREGATED OPTION EXERCISES AND OPTION VALUES AT DECEMBER 31, 1998

     The following table sets forth information concerning option exercises during 1998 and the fiscal 1998 year end value of unexercised options held by each of the executive officers named in the Summary Compensation Table above.

                          AGGREGATED OPTION EXERCISES
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                           AND YEAR END OPTION VALUES

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                OPTIONS AT FY-END(#)(2)          AT YEAR END($)(3)
                           SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
NAME                       ON EXERCISE(#)        ($)(1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       ---------------   --------------   -----------   -------------   -----------   -------------
Cloyce A. Talbott........           --         $       --       20,000          80,000        $    --       $     --
A. Glenn Patterson.......      108,320          1,237,960       78,440         208,240         12,607        134,149
James C. Brown...........       12,000            129,006       32,000          66,000          7,504         34,510

---------------

(1) Calculated by subtracting actual option price from market price at respective dates of exercise and multiplying the difference by the number of shares in each category.

(2) The total number of unexercised options held as of December 31, 1998, separated between those options that were exercisable and those options that were not exercisable.

(3) Calculated by subtracting actual option exercise price from market price at December 31, 1998 ($4.063 per share) and multiplying the difference by the number of shares in each category.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives a $1,000 per month fee as partial compensation for services as board members. In addition, pursuant to the Company's Non-Employee Directors' Stock Option Plan, each non-employee director is automatically granted options to purchase 20,000 shares at the time he becomes a director and, thereafter, options to purchase an additional 4,000 shares for each subsequent year that he serves up to a maximum of 40,000 shares per director. The exercise price for each such option is the fair market value of the Common Stock on the date of grant.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of the executive officers named in the Summary Compensation Table above has an employment or severance agreement or any plan or arrangement providing compensation in the event of a change in control of the Company.

                              CERTAIN TRANSACTIONS

     The Company leases a 1981 Beech King-Air 90 airplane owned by Talbott Aviation, Inc., a company wholly-owned by Cloyce A. Talbott, Chief Executive Officer of the Company, under the terms of a lease dated February 15, 1995, effective January 1, 1995 (the "Lease"). Under the terms of the Lease, the Company pays a monthly rental of $9,200 and its proportionate share of the costs of fuel, insurance, taxes and maintenance of the aircraft. The Company also pays the salary of the pilot, who is a full-time data processing employee of the Company. The Lease was scheduled to terminate on December 31, 1998, but has been extended to December 31, 1999. Mr. Talbott and Mr. A. Glenn Patterson, the President of the Company, and other Company officers are entitled to use the aircraft for personal use, for which they pay the Company $500 per flight hour. The Company has a right of first refusal to purchase the aircraft. The total cost to the Company for the aircraft (exclusive of the pilot's salary) under the Lease was $211,495 in 1998. The Company's management believes that the lease of the aircraft is necessary for the efficient operation of its business as the Company's headquarters are located approximately 100 miles from the nearest major airport. The disinterested members of the Board of Directors believe that the Lease is on the same or better terms than the Company could have obtained from a nonaffiliated party.

     Robert C. Gist, a director of the Company, was paid a monthly retainer of $1,000 during 1998 for legal and consulting services provided to the Company. The Company intends to continue to obtain such services from Mr. Gist. In addition, the Company paid premiums in 1998 for Mr. Gist's family health insurance coverage.

     The Company sells a substantial amount of the oil produced from Company-operated wells to BHT Marketing, Inc. ("BHT"), a Texas corporation in which a son of Mr. Talbott is a stockholder, director and officer, under terms of crude oil purchase contracts entered into on October 19, 1994 and October 24, 1995 (the "Purchase Contracts"). The purchase price for the oil is the posted monthly average price plus a bonus per Bbl of oil less basin sediment and water deductions. The bonus is determined by competitive bid and is currently $0.75 to $1.20 per Bbl of sweet oil and $0.90 per Bbl of sour oil. The Purchase Contracts can be terminated by either party upon at least 30 days prior written notice. Crude oil sales to BHT in 1998 were approximately $8.1 million. Simultaneously with the execution of the Purchase Contracts, the Company and BHT have entered into participation agreements (the "Participation Agreements") pursuant to which the Company and BHT have agreed to share equally in the net proceeds received by BHT from the sale of all oil purchased by BHT under the Purchase Contracts. The term "net sales proceeds" generally means the gross proceeds received by BHT for the oil less all payments paid to the Company under the Purchase Contracts, pipeline tariffs and all other costs and expenses actually incurred by BHT associated with the transportation and sale of such oil. The proceeds received by the Company under these Participation Agreements were approximately $86,569 in 1998.

     Certain of the Company's directors, executive officers and key employees and their family members (collectively referred to herein as "Affiliated Persons") have participated, either individually or through entities they control, in oil and gas prospects or properties in which the Company has an interest. These participations, which have been on a working interest basis, have been in prospects or properties originated or acquired by the Company. In substantially every property in which any of the Affiliated Persons has been a working interest participant, the Company also has sold working interests to nonaffiliated persons on the same basis. At December 31, 1998, Affiliated Persons were working interest owners in 95 of the 130 wells then being operated by the Company. Of the 95 wells, the Company also sold working interests in 90 wells to nonaffiliated persons. In some cases, the interests sold to affiliated and nonaffiliated participants were sold on a promoted basis requiring these participants to pay a portion of the Company's costs. The Company believes that each of the participations by Affiliated Persons has been on terms no less favorable to the Company than it could have obtained from nonaffiliated participants. It is expected that joint participations with the Company will occur from time to time in the future. Conflicts of interest may arise between such directors and officers and the Company as to the advisability of conducting drilling and recompletion activities on those properties. As is the case of sales of working interests by the Company in its properties to nonaffiliated persons, sales of working interests to Affiliated Persons are made to reduce the Company's economic risk in the properties.

     The following table sets forth production revenues received and joint production costs paid by each of the Affiliated Persons during 1998 for all wells operated by the Company in which they have working interests. These numbers do not necessarily represent their profits or losses from these interests because the joint production costs do not include the parties' related drilling and leasehold acquisition costs incurred prior to January 1, 1998.

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1998
                                                              -------------------------
                                                              PRODUCTION       JOINT
                                                               REVENUES      INTEREST
NAME                                                          RECEIVED(1)   BILLINGS(2)
----                                                          -----------   -----------
Cloyce A. Talbott...........................................  $  178,095    $  583,867
Anita Talbott(3)............................................     105,078       108,061
Steve Talbott(3)............................................      32,120        10,949
Stan Talbott(3).............................................      58,085        21,324
Lisa Beck and Stacy Talbott(3)..............................     276,516       298,460
SSI Oil & Gas, Inc.(4)......................................     455,242       363,528
IDC Enterprises, Ltd.(5)....................................   2,189,865       858,255
SSSL, Ltd.(6)...............................................          --       574,273
T & H Exploration(7)........................................          --       129,737
H.A. Talbott and Audrey Talbott Children's Trust(8).........          --        (3,572)
                                                              ----------    ----------
          Subtotal..........................................   3,295,001     2,944,882
                                                              ----------    ----------
A. Glenn Patterson..........................................     118,305     1,137,961
                                                              ----------    ----------
Kenneth E. Davis............................................     379,322       304,759
Sandra Davis(9).............................................      97,096        66,821
                                                              ----------    ----------
          Subtotal..........................................     476,418       371,580
                                                              ----------    ----------
James C. Brown..............................................         400           225
                                                              ----------    ----------
          Total.............................................  $3,890,124    $4,454,648
                                                              ==========    ==========

---------------

(1) Revenues received for production of oil and natural gas, net of state severance taxes.

(2) Includes leasehold costs, tangible equipment costs, intangible drilling costs and lease operating expense billed during that period. All joint interest billings have been paid on a timely basis.

(3) Anita Talbott is the wife of Cloyce A. Talbott. Steve and Stan Talbott, Lisa Beck and Stacy Talbott are Mr. Talbott's adult children.

(4) SSI Oil & Gas, Inc. is beneficially owned 50% by Cloyce A. Talbott and directly owned 50% by A. Glenn Patterson.

(5) IDC Enterprises, Ltd. is 50% owned by Cloyce A. Talbott and 50% owned by A. Glenn Peterson.

(6) SSSL, Ltd. is a limited partnership whereby Cloyce A. Talbott is the general partner.

(7) T & H Exploration is a company owned in part by Steve Talbott, who is a stockholder, director and officer.

(8) H.A. Talbott and Audrey Talbott Children's Trust is a trust of which Cloyce
    A. Talbott is a beneficiary and co-trustee.

(9) Sandra Davis is the wife of Kenneth E. Davis.

     Any future transactions between the Company and its officers, directors, key employees, 5% stockholders and their family members and affiliates will continue to be subject to the approval of a majority of disinterested members of the Board of Directors and will continue to be on terms no less favorable to the Company than those that could be negotiated with nonaffiliated parties. During February 1994, the Board of Directors adopted a blanket policy approving in advance all Joint Participations with Affiliated Persons in oil and gas prospects and properties after that date, provided that the participations of such Affiliated Persons are on the same basis as participations with nonaffiliated persons. In those instances when there are no nonaffiliated third-party participants, prior approval of the Board of Directors is required on a participation-by-participation basis.

                               PERFORMANCE GRAPH

     The following graph shows the changes over the past approximate five-year and two-month period beginning November 2, 1993 (date on which trading of the Common Stock commenced on a "when issued basis"), and ending December 31, 1998, in the value of $100 invested in: (1) Patterson Energy, Inc. Common Stock; (2) an MG Group Index consisting of 57 companies engaged in oil and gas field services (all within SIC Code 1381); (3) the NASDAQ Market Index; and (4) a Peer Group Index consisting of five companies who are principally engaged in providing contract drilling services to the oil and natural gas industry. The year-end values of each investment are based on share price appreciation and assume that $100 was invested on November 2, 1993, and that all dividends are reinvested. Calculations exclude trading commissions and taxes. The comparison in the graph is required by the SEC and, therefore, is not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG PATTERSON ENERGY, INC., NASDAQ MARKET
                   INDEX, MG GROUP INDEX AND PEER GROUP INDEX
[PERFORMANCE GRAPH]

        MEASUREMENT PERIOD             PATTERSON          MG GROUP           NASDAQ          PEER GROUP
      (FISCAL YEAR COVERED)           ENERGY, INC.         INDEX          MARKET INDEX         INDEX
1993                                             100               100               100               100
1994                                             100             94.59            104.99             83.74
1995                                          205.45            127.33            136.18            138.80
1996                                          374.53            189.09            169.23            245.91
1997                                         1125.42            286.60            207.00            409.47
1998                                          236.36            147.37            291.96            159.88

                             AS OF                     AS OF DECEMBER 31,
                          NOVEMBER 2,   -------------------------------------------------
                             1993        1994      1995      1996       1997       1998
                          -----------   -------   -------   -------   ---------   -------
Patterson Energy,
  Inc...................    $100.00     $100.00   $205.45   $374.53   $1,125.42   $236.36
MG Group Index..........     100.00       94.59    127.33    189.09      286.60    147.37
NASDAQ Market Index.....     100.00      104.99    136.18    169.23      207.00    291.96
Peer Group Index........     100.00       83.74    138.80    245.91      409.47    159.88

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1993
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1998

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Kenneth E. Davis, Robert C. Gist and Vincent A. Rossi, Jr. served as members of the Compensation Committee during 1998. Mr. Davis has not served as an officer of the Company since June 1993, when he resigned as Treasurer. Mr. Gist has never served as an officer, but has been paid a monthly retainer of $1,000 since 1993 for legal and consulting services. The Company also pays premiums for Mr. Gist's family health insurance coverage. Mr. Rossi has not served as an officer of the Company.

                         COMPENSATION COMMITTEE REPORT

     Under rules established by the Securities and Exchange Commission, the Company is required to provide certain information regarding the compensation of its Chief Executive Officer and other executive officers whose salary and bonus exceed $100,000 per year. Disclosure requirements include a report explaining the rationale and considerations that lead to fundamental executive compensation decisions. The following report has been prepared to fulfill this requirement.

     The Compensation Committee (the "Committee") of the Board of Directors sets and administers the policies that govern the annual compensation and long-term compensation of executive officers of the Company. The Committee consists of Messrs. Davis, Gist and Rossi, none of whom are employees of the Company. The Committee makes all decisions concerning compensation of executive officers who receive salary and bonus in excess of $100,000 annually, determine the total amount of bonuses to be paid annually and grant all awards of stock options under the Company's Stock Incentive Plan. The Compensation Committee has retained PricewaterhouseCoopers LLP to provide executive compensation consulting services to assist the Committee in performing its various duties. PricewaterhouseCoopers LLP prepared a report dated April 29, 1999 comparing the Company's cash compensation practices for the executive officers to the executive-level cash compensation practices of similarly-sized companies in the Company's segment of the oil and natural gas industry and in general industry.

     The Committee's policy is to offer executive officers competitive compensation packages that will permit the Company to attract and retain highly qualified individuals and to motivate and reward such individuals on the basis of the Company's performance. At present, the Company's executive compensation package consists of base salary, cash bonus awards and long-term incentive opportunities in the form of stock options and a 401(k) plan. Executive salaries are reviewed by the Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual's performance, the Company's performance and a comparison to salary ranges for executives of other companies in the oil and natural gas industry with characteristics similar to those of the Company. This allows the Committee to set salaries in a manner that is both competitive and reasonable within the Company's industry.

     Cash bonuses may be awarded on an annual basis for exceptional effort and performance. The use of a specific formula to evaluate management performance is not employed because it is difficult to define an appropriate formula and it restricts the flexibility of the Committee. The Committee considers the achievements of the Company, specifically including earnings for the year and return on stockholders' equity in determining appropriate levels for bonus awards. Currently, the base annual salary of each of the executive officers named in the Summary Compensation Table above is within the salary parameters set forth in the analysis prepared by PricewaterhouseCoopers LLP.

     Stock options may be granted to key employees under the Patterson Energy, Inc. 1993 Stock Incentive Plan, including executive officers of the Company. Such stock-based awards continue to be an important element of the executive compensation package because they aid in the objective of aligning the key employees' interests with those of the stockholders by giving key employees a direct stake in the performance of the Company. Decisions concerning the granting of stock options are made on the same basis as decisions concerning base salary and cash bonus awards as discussed above. A total of 145,000 options were granted in 1998 to the executive officers of the Company, including 100,000 options to Cloyce A. Talbott, the Chief Executive Officer of the Company.

     The compensation of the Chief Executive Officer of the Company is determined in the same manner as the compensation for other executive officers as described above. As a result, the compensation of the Chief Executive Officer is largely dependent upon the overall performance of the Company as well as a comparison to compensation being paid by other comparable peer companies to their chief executive officers. During the year ended December 31, 1998, the base annual salary of Mr. Talbott, was $290,900.

                Compensation Committee of the Board of Directors

                                Kenneth E. Davis
                                 Robert C. Gist
                             Vincent A. Rossi, Jr.

                              SECTION 16 REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish the Company with copies of
Section 16(a) filings. Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that, during the fiscal year ended December 31, 1998, its officers, directors, and greater than 10% beneficial owners other than Vincent A. Rossi, Jr., complied with all applicable filing requirements. During fiscal 1998, two entities in which Vincent A. Rossi, Jr. owns a direct interest (See Note 7 to the table in the section, "Beneficial Ownership of the Company's Common Stock," above.) variously purchased a total of 479,900 shares of the Company's Common Stock in eleven separate transactions occurring during the period March 3, 1998 to March 23, 1998. No Form 4's were filed by Mr. Rossi during 1998 with respect to those transactions nor has a Form 5 been filed with respect thereto in 1999.

                            RATIFICATION OF AUDITORS
                           (PROPOSAL 2 ON PROXY CARD)

     The Board of Directors voted to engage PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1999, and directed that such engagement be submitted to the stockholders of the Company for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or the Company's Restated Certificate of Incorporation or Bylaws, management feels a decision of this nature should be made with the consideration of the Company's stockholders. If stockholder approval is not received, management will reconsider the engagement.

     It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representatives will be available to respond to appropriate questions from the stockholders.

     Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the Common Stock present, or represented, and entitled to vote at the Meeting assuming the presence of a quorum.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF AUDITORS. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                     COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. All expenses for soliciting Proxies, including the expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof, will be borne by the Company. In addition to the use of the mail, Proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Such persons will receive no additional compensation for such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

              ANNUAL REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

     You are referred to the Company's annual report, including consolidated financial statements, for the year ended December 31, 1998, enclosed herewith for your information. The annual report is not incorporated in this Proxy Statement and is not to be considered part of the soliciting material.

                      DEADLINE FOR RECEIPT OF STOCKHOLDER
                       PROPOSALS FOR 2000 ANNUAL MEETING

     Any proposals that stockholders of the Company desire to have presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December 31, 1999.

Snyder, Texas
May 20, 1999

                             PATTERSON ENERGY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on July 1, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Patterson Energy, Inc. (the "Company") hereby constitutes and appoints Cloyce A. Talbott and A. Glenn Patterson, or either of them, each with the power of substitution as attorneys and proxies to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Embassy Suites Hotel, 3880 West Northwest Highway, Dallas, Texas, on July 1, 1999, at 10:00 A.M., local time, and at any and all adjournments thereof, with the same force and effect as if the undersigned were personally present, and the undersigned hereby instructs the above-named Attorneys and Proxies to vote as follows:

1. ELECTION OF DIRECTORS. The following five persons have been nominated to serve on the Company's Board of Directors: Cloyce A. Talbott; A. Glenn Patterson; Robert C. Gist; Vincent A. Rossi, Jr. and Spencer D. Armour, III.

     [ ]   FOR all nominees listed above      [ ]  WITHHOLD AUTHORITY to vote
                                                   for all nominees listed
                                                   above

     (INSTRUCTION: To withhold authority to vote for any one or more individual nominees, write the name of each such nominee in the space provided below.)

2. Proposal to ratify the selection of PricewaterhouseCoopers LLP, independent accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1999.

                [ ] FOR            [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or adjournments thereof.


                                     (OVER)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.





                                        Dated:                         , 1999
                                              -------------------------



                                        -------------------------------------
                                        (Signature)

                                        -------------------------------------
                                        (Signature)


                                        NOTE: Please sign exactly as name or
                                        names appear on this card. Joint owners
                                        should each sign personally. When
                                        signing as attorney, executor,
                                        administrator, personal representative,
                                        trustee or guardian, please give your
                                        full title as such. For a corporation or a partnership, please sign in the full corporate name by the President or other authorized officer or the full partnership name by an authorized person, as the case may be. (Please mark, sign, date, and return this proxy in the enclosed envelope.)